Exhibit 10.8

UNITED STATES OF AMERICA
Before the
OFFICE OF THRIFT SUPERVISION

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In the Matter of	)	Order No.: CN 11-20
)
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FIRST PLACE BANK	)	Effective Date: July 13, 2011
)
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Warren, Ohio	)
OTS Docket No. 14752)
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ORDER TO CEASE AND DESIST

WHEREAS, First Place Bank, Warren, Ohio, OTS Docket No. 14752 (Association), by and through its Board of Directors (Board), has executed a Stipulation and Consent to Issuance of an Order to Cease and Desist (Stipulation); and

WHEREAS, the Association, by executing the Stipulation, has consented and agreed to the issuance of this Order to Cease and Desist (Order) by the Office of Thrift Supervision (OTS) pursuant to 12 U.S.C. § 1818(b); and

WHEREAS, pursuant to delegated authority, the OTS Regional Director for the Central Region (Regional Director) is authorized to issue Orders to Cease and Desist where a savings association has consented to the issuance of an order.

NOW, THEREFORE, IT IS ORDERED that:

First Place Bank

Order to Cease and Desist

Cease and Desist.

1.                                      The Association, its institution-affiliated parties,(1) and its successors and assigns, shall cease and desist from any action (alone or with others) for or toward causing, bringing about, participating in, counseling, or the aiding and abetting the unsafe or unsound banking practices and/or violations of law or regulation that resulted in the Association operating with: (a) an excessive level of adversely classified loans; (b) inadequate earnings to augment capital; and (c) an inadequate level of capital protection for the volume, type and quality of assets held by the Association as described in the OTS Report of Examination of the Association dated August 2, 2010 (2010 ROE) and the OTS Report of Limited Examination of the Association dated May 26, 2011 (2011 Limited ROE).

Capital.

2.                                      By December 31, 2011, the Association shall have and maintain: a Tier 1 (Core) Capital Ratio equal to or greater than eight and one-half percent (8.5%) after the funding of an adequate Allowance for Loan and Lease Losses (ALLL), and a Total Risk-Based Capital Ratio equal to or greater than twelve percent (12%).(2)

Capital and Business Plan.

3.                                      By August 31, 2011, the Association shall submit to the Regional Director a written plan (Capital and Business Plan) for the period beginning with September 1, 2011 through December 31, 2013 addressing the requirements of this Order and including capital enhancement strategies necessary for the Association to have and maintain capital at the levels prescribed in Paragraph 2. At a minimum, the Capital and Business Plan shall:

(1) The term “institution-affiliated party” is defined at 12 U.S.C. § 1813(u).

(2) The requirement in Paragraph 2 to have and maintain a specific capital level means that the Association may not be deemed to be “well-capitalized” for purposes of 12 U.S.C. §1831o and 12 C.F.R. Part 565, pursuant to 12 C.F.R. §565.4(b)(1)(iv).

(a)                                 identify the specific sources and methods by which additional capital will be raised to achieve and maintain the Association’s capital at the levels prescribed in Paragraph 2;

(b)                                 detail the Association’s capital preservation and enhancement strategies with specific narrative goals;

(c)                                  contain operating strategies to achieve realistic core earnings;

(d)                                 include quarterly financial projections (balance sheet and income statement), including Tier 1 (Core) and Total Risk-Based Capital Ratios, for the period covered by the Capital and Business Plan; and

(e)                                  identify all relevant assumptions made in formulating the Capital and Business Plan and include a requirement that documentation supporting such assumptions be retained by the Association.

4.                                      Upon receipt of written notice of non-objection from the Regional Director to the Capital and Business Plan, the Association shall implement and adhere to the Capital and Business Plan. A copy of the Capital and Business Plan shall be provided to the Regional Director within seven (7) days after Board approval.

5.                                      Any material modifications(3) to the Capital and Business Plan must receive the prior written non-objection of the Regional Director. The Association shall submit proposed material modifications to the Regional Director at least forty-five (45) days prior to implementation.

6.                                      By June 30, 2012, and each June 30th thereafter, the Capital and Business Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 3 above and shall

(3) A modification shall be considered material under this Paragraph if the Association: (a) plans to engage in any activity that is inconsistent with the Capital and Business Plan; or (b) exceeds the level of any activity contemplated in the Capital and Business Plan by more than ten percent (10%).

incorporate the Association’s budget plan and profit projections for the next two (2) fiscal years taking into account any revisions to the Association’s loan, investment and operating policies.

Capital and Business Plan Variance Reports.

7.                                      Within forty-five (45) days after the end of each quarter, after implementation of the Capital and Business Plan, the Board shall review written quarterly variance reports on the Association’s compliance with its Capital and Business Plan (Variance Reports). The Board’s review of Variance Reports and the Association’s compliance with the Capital and Business Plan shall include a review of the internal and external risks affecting the Association’s ability to successfully implement the Capital and Business Plan. The minutes of the Board meeting shall fully document the Board’s review and discussion. The Variance Reports shall:

(a)                                 identify variances in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Capital and Business Plan;

(b)                                 contain an analysis and explanation of identified variances; and

(c)                                  discuss the specific measures taken or to be taken by the Association to address identified variances.

8.                                      A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after the Board meeting at which it was reviewed and discussed.

Contingency Plan.

9.                                      Within fifteen (15) days after: (a) the Association fails to meet the capital requirements prescribed in Paragraph 2; (b) the Association fails to comply with the Capital and Business Plan prescribed in Paragraph 3; or (c) any written request from the Regional Director, the Association shall submit a written Contingency Plan that is acceptable to the Regional Director.

10.                               The Contingency Plan shall detail the actions to be taken, with specific time frames, to achieve one of the following results by the later of the date of receipt of all required regulatory approvals or sixty (60) days after the implementation of the Contingency Plan: (a) merger with, or acquisition by, another federally insured depository institution or holding company thereof; or (b) voluntary dissolution by filing an appropriate application with the OTS in conformity with applicable laws, regulations and regulatory guidance.

11.                               Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately. The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the first (1st) and fifteenth (15th) of each month following implementation of the Contingency Plan.

Qualified Management.

12.                               Effective immediately, the Association shall have, and thereafter retain, qualified management. At a minimum, such management shall include a chief executive officer with proven ability in managing a bank of comparable size and experience in upgrading a low quality loan portfolio.

13.                               Effective immediately, each member of management shall have the qualifications and experience commensurate with his or her duties and responsibilities at the Association. The qualifications of management shall be assessed on the ability to:

(a)                                 comply with the requirements of this Order;

(b)                                 operate the Association in a safe and sound manner;

(c)                                  comply with applicable laws, regulations, and regulatory guidance; and

(d)                                 restore all aspects of the Association to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, and liquidity.

Management Study.

14.                               Within thirty (30) days, the Association shall retain an independent third-party acceptable to the Regional Director to conduct a management review (Management Study). The Management Study shall be completed within sixty (60) days after the Association has received written notice of non-objection of the third-party by the Regional Director, and include, at a minimum:

(a)                                 an assessment of the current Senior Executive Officers,(4) the Association’s organizational structure, and staffing levels of the Association;

(b)                                 identification of present and future staffing requirements for each business line of the Association commensurate with the Association’s risk profile and Capital and Business Plan;

(c)                                  an evaluation of the performance of the Association’s current Senior Executive Officers, including an assessment of whether compensation is commensurate with job duties and responsibilities in compliance with 12 C.F.R. § 563.161(b); and

(d)                                 establishment of quantitative and qualitative standards by which the effectiveness of Senior Executive Officers will be measured.

15.                               Within thirty (30) days after receipt of the Management Study, the Board shall submit to the Regional Director a copy of the Management Study and a written plan to address any identified weaknesses or deficiencies noted in the Management Study (Management Plan). The

(4) The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

submission to the Regional Director shall include a copy of the Board meeting minutes reflecting the Board’s review of and actions taken with respect to the Management Study.

Directorate and Management Changes.

16.                               Effective immediately, prior to the addition of any individual to the board of directors or the employment of any Senior Executive Officer, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.

Problem Assets.

17.                               Within ninety (90) days, the Association shall submit a detailed, written plan with specific strategies, targets and timeframes to reduce(5) the Association’s level of problem assets(6) (Problem Asset Reduction Plan) to the Regional Director. The Problem Asset Reduction Plan, at a minimum, shall include:

(a)                                 quarterly targets for the level of problem assets as a percentage of Tier 1 (Core) Capital plus ALLL;

(b)                                 a description of the methods for reducing the Association’s level of problem assets to the established targets; and

(c)                                  all relevant assumptions and projections and documentation supporting such assumptions and projections.

18.                               Within thirty (30) days, the Association shall develop individual written specific workout plans for each adversely classified loan or loan relationship greater than two million dollars

(5) For purposes of this Paragraph, “reduce” means to sell real estate owned (REO) and to collect, sell, charge off, or improve the quality of a loan sufficient to warrant its removal from adverse criticism or classification.

(6) The term “problem assets” shall include all REO and adversely classified assets.

($2,000,000) and for each REO where the original loan amount collateralized by the REO exceeded two million dollars ($2,000,000) (Asset Workout Plans).

19.                               Within forty-five (45) days after the end of each quarter, beginning with the quarter ending September 30, 2011, the Association shall submit a quarterly written asset status report (Quarterly Asset Report) to the Board. The Board’s review of the Quarterly Asset Report shall be documented in the Board meeting minutes. The Quarterly Asset Report shall include, at a minimum:

(a)                                 the current status of all Asset Workout Plans;

(b)                                 the ratio of adversely classified assets to Tier 1 (Core) Capital plus ALLL;

(c)                                  a comparison of problem assets at the current quarter end with the preceding quarter;

(d)                                 a breakdown of criticized(7) assets by type and risk factor, for example, residential, acquisition and development, construction, land loans, location and origination source;

(e)                                  an assessment of the Association’s compliance with the Problem Asset Reduction Plan;

(f)                                   a discussion of the actions taken during the preceding quarter to reduce the Association’s level of problem assets; and

(g)                                  any recommended revisions or updates to the Problem Asset Reduction Plan.

20.                               Within forty-five (45) days after the end of each quarter, a copy of the Quarterly Asset Report shall be provided to the Regional Director.

Loan Modification Policy.

21.                               Within sixty (60) days, the Association shall develop a loan modification policy (Loan

(7) The term criticized assets includes all adversely classified assets and assets designated as special mention.

Modification Policy) that addresses all corrective actions contained in the 2010 ROE concerning loan modifications. The Loan Modification Policy shall conform to all applicable laws, regulations and regulatory guidance and shall:

(a)                                 establish eligibility criteria that loans must meet to qualify for a modification;

(b)                                 identify acceptable modifications, including guidelines and restrictions on such modifications;

(c)                                  identify the appropriate job positions or committee authorized to approve loan modifications and the procedures for monitoring all approved modified loans;

(d)                                 require the reporting of all modified loans in accordance with generally accepted accounting principles (GAAP), applicable laws, regulations and regulatory guidance, and the Thrift Financial Report (TFR) instructions;

(e)                                  require that modified loans be accurately and timely classified in accordance with the Association’s asset classification policies; and

(f)                                   require that a monthly report be submitted to the Board, beginning with the period ending June 30, 2011, detailing the total number and dollar amount of loan modifications, the number and dollar amount of loans modified since the preceding monthly report, and the types of modifications made.

Credit Administration.

22.                               Within ninety (90) days, the Association shall revise its credit administration policies, procedures, practices, and controls (Credit Administration Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions in the 2010 ROE relating to credit administration. The Credit Administration Policy shall comply with all applicable laws, regulations and regulatory guidance and:

(a)                                 include restrictions on loan renewals granted without modifications;

(b)                                 include restrictions on additional advances to borrowers who have an existing loan with the Association that is adversely classified;

(c)                                  include polices, procedures, and systems to obtain and analyze, on at least an annual basis, updated borrower financial information on nonhomogeneous loans;

(d)                                 include guidelines requiring that collateral properties be re-appraised prior to loans being modified, extended, or refinanced;

(e)                                  include guidelines requiring that current financials statements from the borrower be provided to the Association prior to loans being modified, extended or refinanced and that such financial statements be reviewed to determine whether the borrower has the ability to repay at the modified loan terms;

(f)                                   include an effective system for the retention, review, renewal, and updating by the Association of all required records, filings, and other credit related documents; and

(g)                                  include funding controls over costs on construction projects to prevent disbursements of loan funds in excess of completed construction costs.

Allowance for Loan and Lease Losses.

23.                               Within sixty (60) days, the Association shall revise its policies, procedures, and methodology relating to the timely establishment and maintenance of an adequate ALLL level (ALLL Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions set forth in the 2010 ROE and the 2011 Limited ROE relating to ALLL. The ALLL Policy shall comply with applicable laws, regulations, and regulatory guidance and shall:

(a)                                 incorporate the results of all internal loan reviews and classifications;

(b)                                 address the historical loan loss rates of the Association in compliance with regulatory guidance, which shall be updated quarterly with heavier weighting assigned to rates of the most recent quarters;

(c)                                  require an expanded segmentation of the Association’s loan portfolio for internal loan review analysis;

(d)                                 require the stress testing of loss rates and delinquency rates to: (i) determine the sensitivity of the ALLL methodology to changes from primary inputs; (ii) provide information regarding the risk of miscalculation if the credit environment changes; and (iii) evaluate the appropriateness of the ALLL in a range of credit environments;

(e)                                  address the level and impact of the Association’s current concentrations of credit, including geographic concentrations; and

(f)                                   take into consideration current and prospective market and economic conditions.

24.                               The Association shall submit a copy of the Board meeting minutes, and copies of all documents made available to the Board members, reflecting the Board’s discussion and adoption of the ALLL Policy to the Regional Director within fifteen (15) days after the Board meeting.

25.                               Within ninety (90) days, the Association shall retain a qualified and independent third party, acceptable to the Regional Director, to: (a) assess the adequacy and effectiveness of the Association’s ALLL methodology and its compliance with this Agreement and applicable regulatory guidance; and (b) evaluate the sufficiency of the ALLL level as of the end of the June 30, 2011 quarter (ALLL Analysis Report).

26.                               Within sixty (60) days after the end of the June 30, 2011 quarter, the Association shall submit a copy of the June 30, 2011 ALLL Analysis Report to the Regional Director and any revisions to the Association’s ALLL Policy or methodology based upon the recommendations of the independent third party. Within sixty (60) days after the quarters ending September 30,

2011, December 31, 2011, and March 31, 2012, the Association shall submit to the Regional Director a copy of each ALLL Analysis Report prepared by the independent third party.

27.                               Within forty-five (45) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Association shall analyze the adequacy of the ALLL consistent with its ALLL Policy (Quarterly ALLL Report). The Board’s review of the Quarterly ALLL Report, including, but not limited to, all qualitative factors considered in determining the adequacy of the Association’s ALLL, shall be fully documented in the Board meeting minutes. Any deficiency in the ALLL shall be remedied by the Association in the quarter in which it is discovered and before the Association files its TFR with the OTS. A copy of the Quarterly ALLL Report and the Board meeting minutes detailing the Board’s review shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

Internal Asset Review and Classification.

28.                               Within sixty (60) days, the Association shall revise its written internal asset review and classification program (IAR Program) to address all corrective actions set forth in the 2010 ROE relating to internal asset review and classification and that complies with all applicable laws, regulations and regulatory guidance. At a minimum, the IAR Program shall:

(a)                                      ensure the accurate and timely identification, classification, and reporting of the Association’s assets, including the designation of loans as special mention or placement of loans on a watch list where a borrower’s credit standing has deteriorated;

(b)                                      detail the Association’s loan grading system and specify parameters for the identification of problem loans for each type of loan offered by the Association;

(c)                                            establish specific review and classification standards for any loans where interest, loan fees, late fees, loan costs, or collection costs of problem loans have been capitalized into the loan balance;

(d)                                           require internal asset reviews and updates for commercial loans and commercial real estate loans (both owner and non-owner occupied) to be conducted not less than every three (3) months;

(e)                                            require monthly reports be submitted to the Board detailing the Association’s adversely classified, special mention and delinquency ratios; and

(f)                                             provide for the appointment of a qualified, experienced, and independent third party to conduct, at a minimum, quarterly reviews of the Association’s commercial loans and commercial real estate loans (both owner and non-owner occupied) and assessments of the Association’s internal asset review process thereof.

Liquidity Management.

29.                               Within forty-five (45) days, the Association shall revise its liquidity and funds management policy (Liquidity Management Policy) to address all corrective actions set forth in the 2010 ROE relating to liquidity and funds management. The Liquidity Management Policy shall comply with all applicable laws, regulations and regulatory guidance.

30.                               The Liquidity Management Policy shall include a Contingency Funding Plan, which shall, at a minimum, include:

(a)                                 alternative funding sources for meeting extraordinary demands or to provide liquidity in the event the sources identified are insufficient. Such alternative funding sources must consider, at a minimum, the selling of assets, obtaining secured lines of credit, recovering charged-off assets, injecting additional equity capital, and the priority of their implementation;

(b)                                      appropriate lines of credit at correspondent banks, including the Federal Reserve Bank, that would allow the Association to borrow funds to meet depositor demands if the Association’s other provisions for liquidity prove to be inadequate; and

(c)                                       retention of investment securities and other identified categories of investments that can be liquidated or pledged in a reasonably short period of time and at minimal expense to the Association in amounts sufficient (as a percentage of the Association’s total assets) to ensure the maintenance of the Association’s liquidity position at a level consistent with short-and-long-term liquidity objectives.

Interest Rate Risk Management.

31.                               Within ninety (90) days, the Association shall revise its policies and procedures governing the Association’s interest rate risk (IRR) management (IRR Policy) to ensure that it is acceptable to the Regional Director and addresses all corrective actions in the 2010 ROE related to IRR. The Association’s IRR Policy shall comply with all applicable laws, regulations and regulatory guidance.

Financial Reporting.

32.                               Effective immediately, the Association shall ensure that its financial reports and statements are timely and accurately prepared and filed in compliance with applicable laws, regulations, and regulatory guidance including, but not limited to, 12 C.F.R. Part 562 and the TFR instructions.

Violations of Law.

33.                               Within ninety (90) days, the Association shall ensure that all violations of law and/or regulation discussed in the 2010 ROE are corrected and that adequate policies, procedures and systems are established or revised and thereafter implemented to prevent future violations.

Board Oversight of Compliance with Agreement.

34.                               Within thirty (30) days, the Board shall designate a committee to monitor and coordinate the Association’s compliance with the provisions of this Agreement and the completion of all corrective actions required in the 2010 ROE and the 2011 Limited ROE (Oversight Committee). The Oversight Committee shall be comprised of five (5) or more directors, all of whom shall be independent(8) directors.

35.                               Within fifteen (15) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Oversight Committee shall submit a written compliance progress report to the Board (Compliance Tracking Report). The Compliance Tracking Report shall, at a minimum:

(a)                                      separately list each corrective action required by this Agreement and the 2010 ROE;

(b)                                      identify the required or anticipated completion date for each corrective action; and

(8) For purposes of this Agreement, an individual who is “independent” with respect to the Association shall be any individual who:

(a)                                      is not employed in any capacity by the Association, its subsidiaries, or its affiliates, other than as a director;

(b)                                      does not own or control more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates;

(c)                                       is not related by blood or marriage to any officer or director of the Association or any of its affiliates, or to any shareholder owning more than ten percent (10%) of the outstanding shares of the Association or any of its affiliates, and who does not otherwise share a common financial interest with any such officer, director or shareholder;

(d)                                      is not indebted, directly or indirectly, to the Association or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest; and

(e)                                       has not served as a consultant, advisor, underwriter, or legal counsel to the Association or any of its affiliates.

(c)                                  discuss the current status of each corrective action, including the action(s) taken or to be taken to comply with each corrective action.

36.                               Within thirty (30) days after the end of each quarter, beginning with the quarter ending June 30, 2011, the Board shall review the Compliance Tracking Report and all reports required to prepared by this Agreement. Following its review, the Board shall adopt a resolution: (a) certifying that each director has reviewed the Compliance Tracking Report and all required reports; and (b) documenting any corrective actions adopted by the Board. A copy of the Compliance Tracking Report and the Board resolution shall be provided to the Regional Director within fifteen (15) days after the Board meeting.

37.                               Nothing contained herein shall diminish the responsibility of the entire Board to ensure the Association’s compliance with the provisions of this Agreement. The Board shall review and adopt all policies and procedures required by this Agreement prior to submission to the OTS.

Dividends and Other Capital Distributions.

38.                               Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance. The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.

Growth.

39.                               Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written non-objection of the Regional Director.

Golden Parachute Payments.

40.                               Effective immediately, the Association shall not make any golden parachute payment(9) unless, with respect to such payment, the Association has complied with the requirements of 12 C.F.R. Part 359.

Employment Contracts and Compensation Arrangements.

41.                               Effective immediately, the Association shall not enter into any new contractual arrangement or renew, extend, or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.

Third Party Contracts.

42.                               Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association(l0) or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a

(9) The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

(10) A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.

Transactions with Affiliates.

43.                               Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3). The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.

Brokered Deposits.

44.                               Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b). The Association shall provide to the Regional Director a copy of any waiver request submitted to the Federal Deposit Insurance Corporation.

Effective Date, Incorporation of Stipulation.

45.                               This Order is effective on the Effective Date as shown on the first page. The Stipulation is made a part hereof and is incorporated herein by this reference.

Duration.

46.                               This Order shall remain in effect until terminated, modified, or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

47.                               Calculation of time limitations for compliance with the terms of this Order run from the

Effective Date and shall be based on calendar days, unless otherwise noted.

48.                               The Regional Director or an OTS authorized representative may extend any of the deadlines set forth in the provisions of this Order upon written request by the Association that includes reasons in support for any such extension. Any OTS extension shall be made in writing.

Submissions and Notices.

49.                               All submissions, including any reports, to the OTS that are required by or contemplated by this Order shall be submitted within the specified timeframes.

50.                               Except as otherwise provided herein, all submissions, requests, communications, consents, or other documents relating to this Order shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission, or hand delivery by messenger) addressed as follows:

(a)                                 To the OTS:

Regional Director

Office of Thrift Supervision

One South Wacker Drive, Suite 2000

Chicago, Illinois 60606

Facsimile: (312) 917-5001

(b)                                 To the Association:

Chairman of the Board

First Place Bank

185 East Market Street

Warren, Ohio 44481

Facsimile: (330) 393-5578

Transfer Date.

51.                               Following the Transfer Date, see Dodd-Frank Wall Street Reform and Consumer Protection Act, Pub. Law No. 111-203, § 311, 124 Stat. 1520 — 21 (2010), all submissions, requests, communications, consents or other documents relating to this Order shall be directed to the Comptroller of the Currency, or to the individual, division, or office designated by the Comptroller of the Currency.

No Violations Authorized.

52.                               Nothing in this Order or the Stipulation shall be construed as allowing the Association, its Board, officers, or employees to violate any law, rule, or regulation.

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Daniel T. McKee
Daniel T. McKee
Regional Director, Central Region